    As filed with the Securities and Exchange Commission on February 28, 2001
                          Registration No. 333-_______

                              --------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  FORM S-3 MEF
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ON2.COM INC.
             (Exact name of Registrant as specified in its charter)

                       Delaware                     84-1280679
            -------------------------------   ----------------------
            (State or other jurisdiction of     (I.R.S. Employer
             incorporation or organization)   Identification Number)

                                145 Hudson Street
                            New York, New York 10013
                                 (917) 237-0500
               (Address, including zip code and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                             ----------------------
                               Douglas A. McIntyre
                      President and Chief Executive Officer
                                  On2.com Inc.
                                145 Hudson Street
                            New York, New York 10013
                                 (917) 237-0500
  (Name, address, including zip code and telephone number, including area code, of agent for service)
                             ----------------------
                                    COPY TO:
                             William A. Newman, Esq.
                                McGuireWoods LLP
                               9 West 57th Street
                                   Suite 1620
                            New York, New York 10019
                                 (212) 548-2100
                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| File No. 333-51558

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
                       -----------------------------------

                                        PROPOSED
TITLE OF EACH CLASS                     MAXIMUM         PROPOSED MAXIMUM   AMOUNT OF
OF SECURITIES TO BE   AMOUNT TO BE      OFFERING PRICE  AGGREGATE          REGISTRATION
REGISTERED            REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2)  FEE(3)
-------------------   -------------     --------------  -----------------  ------------
Common Stock, par       2,974,366           $1.085          $3,227,187        $199.00
value $0.01 per
share, underlying
convertible
Preferred Stock

Common Stock, par
value $0.01 per         1,050,140            1.085           1,139,402         199.00
share, underlying
Warrants


Common Stock, par
value $0.01 per share   1,235,332            1.085           1,340,335         199.00
=====================  ============      =============   ===============    ===========
Totals:                 5,259,838           $1.085          $5,706,924        $199.00

----------
(1) Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on February 26, 2001 in accordance with Rule 457 under the Securities Act of 1933.

(3) Pursuant to Rule 429, the registration fee does not include $1,308 paid previously in connection with 4,383,450 shares of our common stock that are being carried forward from File No. 333-51558, as described below.

      The prospectus constituting a part of this Registration Statement also relates to 4,383,450 shares of our common stock registered for sale in a Registration Statement on Form S-3 (File No. 333-51558), which securities are being carried forward in the combined prospectus pursuant to Rule 429 under the Securities Act of 1933, as amended.

DATED FEBRUARY 28, 2001

                                5,259,838 Shares

                                  ON2.COM INC.

                                  Common Stock
                                ($0.01 par value)
                        --------------------------------

      The 5,259,838 shares of common stock being offered by this prospectus are being registered for resale by the selling stockholders. Those shares of common stock include 1,235,332 shares of common stock, 2,974,366 shares of common stock underlying convertible preferred stock and 1,050,140 shares of common stock underlying warrants. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, we may receive proceeds from the exercise of any outstanding warrants to purchase those shares. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling commissions, brokerage fees and related expenses.

      The selling stockholders have advised us that they will sell the shares from time to time in the open market, on the American Stock Exchange, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

      Our common stock is traded on the American Stock Exchange under the symbol "ONT". On February 26, 2001, the closing price of the common stock was $1.09 per share.

                        --------------------------------

      INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                        --------------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is February 28, 2001.

                                  RISK FACTORS

      In evaluating our business, prospective investors should carefully consider the following risks in addition to the other information in this prospectus or in the documents referred to in this prospectus. Any of the following risks could have a material adverse impact on our business, operating results and financial condition and result in a complete loss of your investment.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW AND ANTICIPATE CONTINUED LOSSES.

      Since our inception, we have incurred significant losses and negative cash flow from operations, and as of September 30, 2000, we had an accumulated deficit of approximately $53.7 million. We have not achieved profitability, and we expect to continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in implementing our business plan. Our business model assumes that consumers will be attracted to and use broadband-specific video compression technology to access content available on customer Web sites that will, in turn, allow us to provide our technology solutions to customers. Our business model is not yet proven, and we cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. Our business strategy may be unsuccessful and we may not be able to adequately address all or any of these risks. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability. In either case, our business, financial conditions and results of operations will be materially and adversely affected.

WE MAY NEED ADDITIONAL CASH TO OPERATE OUR BUSINESS.

      We anticipate that we will require additional funding within the next 12 months to adequately finance the growth of our current operations and the fulfillment of our strategic objectives. We may require additional financing within this time frame to fund acquisitions, develop new technologies or acquire strategic assets. However, there can be no assurance that we will be able to procure additional funding on terms acceptable to us, or at all. In that event, we could reduce the development of our products and services, scale back current operations until funds become available to us on favorable terms and could potentially result in a modification to the auditor's report on our December 31, 2000 financial statements. We cannot assure you that we will be able to generate sufficient cash flow from our operations or be able to raise sufficient capital, or at all, to enable us to operate our business.

SINCE WE RECENTLY CHANGED OUR STRATEGIC OPERATING MODEL, WE ARE ESSENTIALLY A NEW COMPANY AND ACCORDINGLY ARE SUBJECT TO THE RISKS ASSOCIATED WITH A NEW COMPANY.

      Even though our business was founded in 1992, we have only recently implemented our new business plan. As a result, our company is essentially a new venture. Therefore, we do not have a significant operating history upon which you can evaluate us and our prospects, and you should not rely upon our past performance to predict our future performance. In transitioning to our new business model, we are substantially changing our business operations, sales and implementation practices, customer service and support operations and management focus. We also face new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a new range of sources, the need to develop strategic relationships and other risks described below. We cannot guarantee that we will be able to transition successfully to our new business model.

      Our ability to generate profits, if any, will depend on our ability:

            o to attract customers to use our technology infrastructure and support services;

            o to generate revenues from software licensing and sales, broadband streaming services and consulting to developers of broadband content; and

            o     to control costs.

WE ANTICIPATE CONTINUED SIGNIFICANT OPERATING LOSSES FOR THE FORESEEABLE FUTURE, AND WE CANNOT ASSURE YOU THAT PROFITABILITY WILL EVER BE ATTAINED.

      In light of the rapidly evolving nature of our business and its limited operating history, we have little experience forecasting our revenues and believe that period-to-period comparisons of financial results are not necessarily meaningful. Therefore, you should not rely on period-to-period comparisons of our historical financial results as an indication of our future financial results. Moreover, our financial results may vary from period to period due to the uncertainties of our business.

OUR STOCK PRICE IS VOLATILE.

      The market for our common stock has experienced extreme price and volume fluctuations and may continue to be volatile in response to various factors, including:

            o     quarterly variations in our operating results;

            o     competitive announcements;

            o the operating and stock price performance of other companies that investors may deem comparable to us;

            o     news relating to trends in our markets; and

            o changes in financial estimates by securities analysts or failure to meet analyst estimates.

      In addition, the stock market generally has experienced significant price and volume fluctuations, and the market prices of companies in our industry have been highly volatile. Due to the volatility of the stock market generally, the price of our common stock could fluctuate for reasons beyond our control.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE IN THE OPEN MARKET COULD DEPRESS OUR STOCK PRICE.

      Sales of significant amounts of common stock in the public market in the future, the perception that sales will occur or the registration of shares could materially and adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. As of February 12, 2001, there were outstanding approximately 17,200,016 shares of our common stock that are freely tradable. As of February 12, 2001, we issued approximately 27,685,000 shares of common stock, warrants to purchase up to 8,169,000 shares of our common stock upon exercise, 5,052,770 shares of preferred stock that are convertible under certain circumstances into our common stock and debentures convertible into 1,667,000 shares of our common stock, in private transactions since June of 1999. We have granted the holders of those securities registration rights. Therefore, these shares of common stock, warrants, preferred stock and debentures can be sold in accordance with Rule 144 of the Securities Act or the holders thereof can exercise their registration rights related thereto. In addition, as of February 12, 2001, there were outstanding options to purchase approximately 6,914,000 shares of common stock that become eligible for sale in the public market from time to time depending on vesting. There are also 5,459,000 shares of common stock which are issuable under the common stock purchase agreement and under the warrants previously granted and which may be granted in the future to Crossover Ventures, Inc. ("Crossover Ventures"). We may also issue additional shares in acquisitions and may grant additional stock options to our employees, officers, directors and consultants under our stock option plans.

      The issuance or even the potential issuance of shares under the common stock purchase agreement, in connection with any other additional financing, and upon exercise of warrants, options or rights will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock. In addition, the shares issuable to Crossover Ventures under the common stock purchase agreement will be issued at a discount to the daily volume weighted average prices of our common stock prior to the issuance to Crossover Ventures. This will further dilute the interests of other stockholders. Moreover, on January 19, 2001, we entered into a Deferred Pricing Agreement with The Travelers Indemnity Company ("Travelers"), pursuant to which, upon the earlier of (i) a change of control or (ii) December 31, 2001, we will (A) cancel Travelers' existing 1,644,304 shares of Series C Preferred Stock and in its place issue 1,849,057 shares of Series C-IV Preferred Stock and 4,099,678 shares of Series C-V Preferred Stock, and (B) cancel Travelers' existing warrants to purchase 205,538 shares of common stock at an exercise price of $8.69 per share and warrants to purchase 205,538 shares of common stock at an exercise price of $10.86 per share, and in their place issue warrants to purchase 462,264 shares of common stock with an exercise price of $2.65 and warrants to purchase 1,024,920 shares of common stock with an exercise price of $1.14.

      As we sell shares of common stock to Crossover Ventures under the common stock purchase agreement, and then Crossover Ventures sells the common stock to third parties, our common stock price may decrease due to the additional shares in the market. If we decide to draw down under the common stock purchase agreement as the price of our common stock decreases, we will be required to issue more shares of our common stock for any given dollar amount invested by Crossover Ventures, subject to the minimum selling price we specify. The more shares that are issued under the common stock purchase agreement, the more our shares will be diluted and the more our stock price may decrease. This may encourage short sales, which could place further downward pressure on the price of our common stock.

WE DEPEND ON THE GROWTH OF BROADBAND INTERNET USAGE.

      Our technology works primarily over "broadband" Internet connections. The main services we are building require high-bandwidth access to the Internet and delivery of data volumes that are higher than most service providers are presently delivering. While we are striving to overcome the technical and business hurdles inherent in establishing a network of this nature, there can be no assurance we will be successful in obtaining the bandwidth required to provide our services, or obtain it at economical cost.

      Broadband web usage may be inhibited for a number of reasons, such as:

            o     inadequate network infrastructure;

            o     security concerns;

            o     inconsistent quality of service; and

            o     availability of cost-effective, high-speed service.

      Our business would be adversely affected if broadband web usage does not continue to grow.

OUR SUCCESS DEPENDS ON OUR ABILITY TO CONTINUE TO ATTRACT, RETAIN AND MOTIVATE HIGHLY SKILLED EMPLOYEES.

      Our ability to execute our growth plan and be successful depends on our continuing ability to attract, retain and motivate highly skilled employees. As we continue to grow, we will need to hire additional personnel in all operational areas. Competition for personnel throughout the Internet industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

MUCH OF OUR TECHNOLOGY RELIES ON OWNED OR LICENSED INTELLECTUAL PROPERTY, AND WE CANNOT BE SURE THAT SUCH RIGHTS ARE PROTECTED FROM THE USE OF OTHERS, INCLUDING POTENTIAL COMPETITORS.

      We regard much of our technology as proprietary and try to protect it by relying on trademarks, copyrights, patents, trade secret laws and confidentiality agreements. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use our proprietary information without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. Any misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to either enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. That litigation might result in substantial costs and diversion of resources and management attention.

      We currently license from third parties technologies incorporated into some of our products and services. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

      The Internet industry is highly competitive and affected by rapid change. We believe that the principal competitive factors in our business include technological innovation, pricing, customer service, network quality, service offerings and the flexibility to adapt to changing market conditions. In establishing our broadband strategy, we face a number of strong, firmly entrenched competitors who are currently providing similar services to low-bandwidth users and high-bandwidth users. These and other companies have announced plans to provide broadband video-based services and technology. In addition to competition from other Internet content and technology companies, well-established media distribution companies, particularly in the cable television and satellite markets, have established, and continue to seek to establish, interactive, on-demand digital services through the development of sophisticated digital set-top technology and related back-end server systems. Many of our existing competitors have, and some future competitors may have, significantly greater financial and technical resources than we have.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGE TO REMAIN COMPETITIVE.

      Our future success depends, in large part, on our ability to use leading technologies effectively, to develop our technological expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We are unable to predict which technological development will challenge our competitive position or the amount of expenditures that will be required to respond to a rapidly changing technological environment. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our operating results and financial condition.

INTERNET CAPACITY CONSTRAINTS MAY IMPAIR THE ABILITY OF CONSUMERS TO ACCESS OUR WEB SITE OR OUR CUSTOMER'S WEB SITES, WHICH COULD HINDER OUR ABILITY TO GENERATE REVENUE.

      Our success will depend, in large part, upon a robust communications industry and infrastructure for providing Internet access and carrying Internet traffic. The Internet may ultimately not prove to be a viable commercial medium because of:

            o inadequate development of the necessary infrastructure such as a reliable network backbone;

            o failure to timely develop complementary products such as high speed modems that will enable broadband access for individuals;

            o delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

            o     increased government regulation.

      If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it.

WE FACE UNCERTAINTIES REGARDING GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES.

      Laws and regulations specifically pertaining to the Internet are new and developing. These laws or regulations govern matters such as online content, intellectual property, user privacy, e-commerce, information security and taxation. In addition, the applicability of existing laws to the Internet is uncertain and evolving. As a result of this uncertainty, it is difficult to predict the impact, if any, that future regulation or changes in regulation may have on our operations.

      Moreover, we may be liable to third parties for any content that we encode, distribute or make available on our website if that content violates a third party's intellectual property rights or violates any applicable laws, such as obscenity laws or defamation laws. Although we try to mitigate this risk by seeking indemnification from our customers and suppliers, we may still be subject to liability if indemnification is not obtained, is contested or does not provide us with enough resources to cover any potential liability.

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT POTENTIAL INVESTORS.

      Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

            o     discourage potential acquisition proposals;

            o     delay or prevent a change in control; and

            o limit the price that investors might be willing to pay in the future for shares of our common stock.

      In particular, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

WE HAVE NEVER PAID DIVIDENDS.

      We currently intend to retain earnings, if any, to support our growth strategy. We do not anticipate paying dividends on our stock in the foreseeable future.


          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

      Some statements in (a) this prospectus under the caption "Risk Factors,"
(b) any applicable prospectus supplement and (c) the documents incorporated by reference into this prospectus may constitute "forward-looking statements" within the meaning of federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are discussed in "Risk Factors" and in our filings with the SEC.

      When used in our documents or presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's website at "http://www.sec.gov."

      The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference becomes part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC:

      1.    Annual Report on Form 10-KSB for the fiscal year ended December 31,
            1999;
      2.    Current Report on Form 8-K filed with the SEC on March 2, 2000;
      3. Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000;
      4.    Current Report on Form 8-K filed with the SEC on April 20, 2000;
      5. Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2000;
      6. Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000;
      7.    Current Report on Form 8-K filed with the SEC on November 20, 2000;
      8.    Current Report on Form 8-K filed with the SEC on January 17, 2001;
      9.    Current Report on Form 8-K/A filed with the SEC on January 17, 2001;
            and
      10.   Current Report on Form 8-K filed with the SEC on February 5, 2001.

      We also incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

      You may obtain the documents incorporated by reference as described above. You may also request a copy of these filings, at no cost, from us by writing or telephoning us at:

                                  On2.com Inc.
                                145 Hudson Street
                               New York, NY 10013
                                 (917) 237-0500
                          Attention: Investor Relations

      This prospectus is a part of a registration statement we filed with the SEC. As allowed by the rules of the SEC, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement. You should read the registration statement and its exhibits for a complete understanding of all of the information included in the registration statement.

      You should rely only on the information provided in this or that is incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Information is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies.

      This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of these documents.

                                   THE COMPANY

      We are a leading broadband application service provider specializing in the delivery of television quality video over the Internet. We have developed next generation proprietary video compression and Internet streaming technology, True Motion(R) VP3, that enables full-motion, full-screen television-quality video over the Internet. We provide a full suite of products and services that includes high-level video encoding, hosting, and streaming, as well as interface design, customized technical support and consulting services. We provide our full-service broadband solutions to new and traditional media companies, Internet enterprises and Web sites. Our executive offices are located at 145 Hudson Street, New York, New York 10013. Our telephone number at that address is
(917) 237-0500. As used in this prospectus, the words "we," "us," "our" and "On2" refer to On2.com Inc., a Delaware corporation, and its wholly owned subsidiaries.

                               RECENT DEVELOPMENTS

      On November 17, 2000, our stockholders voted at a special meeting to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000 in order to give us the needed flexibility in our corporate planning and in responding to developments in our business, including possible financing and acquisition transactions, stock splits or other general corporate purposes.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares offered by the selling stockholders. However, we may receive proceeds from the exercise of the warrants. Those proceeds, if any, will be used for general corporate purposes. General corporate purposes may include expenses for research and development associated with the development and enhancement of our technology and products, expenses for sales and marketing and general administrative expenses associated with salaries and other expenses. General corporate purposes may also include acquisitions or other capital expenditures. We may invest the net proceeds temporarily until we use them for their stated purpose.

                              SELLING STOCKHOLDERS

The following sets forth the transactions pursuant to which the selling stockholders may be registering shares of common stock, shares of common stock issuable upon conversion of convertible preferred stock or shares of common stock issuable upon the exercise of warrants:

      o Pursuant to the Agreement and Plan of Merger, dated June 9, 1999, by and among Applied Capital Funding, Inc. (the predecessor to the Company), Applied Capital Acquisition Inc. and The Duck Corporation (the "Merger Agreement"), we agreed, subject to the conditions set forth therein, to register approximately 15,000,000 shares of our common stock, 400,000 shares of our common stock underlying the Series A Preferred Stock issued pursuant to the Merger Agreement and shares of our common stock underlying 5,897,143 warrants issued pursuant to the Merger Agreement.

      o On December 30, 1999, we issued 821,460 shares of our common stock and warrants to acquire 246,379 shares of our common stock in a private placement of securities. We also entered into nine Investor Rights Agreements, each dated December 1, 1999 and substantially similar to each other, with the owners of such shares and warrants pursuant to which we granted registration rights for those shares and the shares underlying the warrants. In connection with the private placement of securities, we also entered into a Securityholders Agreement on December 1, 1999 with some of our existing stockholders to restrict the sale of 10,018,000 shares of our common stock held by them and we agreed to give those stockholders registration rights in connection with those shares of our common stock.

      o On September 27, 1999, we issued 171,244 shares of our common stock and warrants to purchase 2,500 shares of our common stock in a private placement in exchange for all of the outstanding stock of MetaVisual Creations Limited, and we agreed to give registration rights for the common stock to the former stockholders of MetaVisual Creations Limited.

      o On September 29, 2000, we issued 924,527 shares of our Series C-II Preferred Stock and warrants to purchase 396,037 shares of our common stock in a private placement of securities to three purchasers, and we agreed to register, under certain circumstances, the shares underlying such preferred stock and warrants.

      o On December 8, we issued 2,049,839 shares of our Series C-III Preferred Stock and warrants to purchase 635,450 shares of our common stock in a private placement of securities to two purchasers, and we agreed to register, under certain circumstances, the shares underlying such preferred stock and warrants.

      o Effective as of February 1, 2001, we executed a General Release and Separation Agreement with two former employees, Dera Revel and Don McLaughlin, pursuant to which we agreed to issue to each of them warrants to purchase 3,000 and 7,500 shares of common stock, respectively, upon the execution and delivery of their respective agreements to us.

      o On February 15, 2001, we entered into a Settlement Agreement with Technology Resource Partners ("TRP"), pursuant to which we issued 32,328 shares of our common stock to TRP.

      o On February 21, 2001, we entered into a Lease Termination Agreement with Montgomery Lands, Inc. ("MLI"), pursuant to which we issued 80,000 shares of our common stock to MLI.

      Except as noted below, the selling stockholders are not affiliates of us and have not had any position, office or other material relationship with us within the past three years, except as stockholders. All of the shares of common stock that have been or may be acquired by the selling stockholders upon the issuance of stock, upon the conversion of preferred stock or upon exercise of the warrants are being registered and offered pursuant to the registration statement of which this prospectus forms a part.

      The following table is based on approximately 29,400,000 shares of common stock outstanding as of February 23, 2001.

-------------------------------------------------------------------------------------------------------------------------------


                                            NUMBER OF
                                            SHARES OF                                  NUMBER OF
                                            COMMON                                     SHARES OF
                           NUMBER OF        STOCK                        NUMBER OF     COMMON                     PERCENT OF
                           SHARES OF        BENEFICIALLY    NUMBER OF    SHARES OF     STOCK       AMOUNT OF      COMMON
                           COMMON STOCK     OWNED           SHARES OF    COMMON STOCK  UNDERLYING  SHARES OF      STOCK
                           BENEFICIALLY     BEFORE          COMMON       UNDERLYING    PREFERRED   COMMON STOCK   BENEFICIALLY
NAME OF SELLING            OWNED BEFORE     OFFERING-       STOCK        WARRANTS      STOCK       OWNED AFTER    OWNED AFTER
STOCKHOLDER                OFFERING-DIRECT  INDIRECT        OFFERED      OFFERED       OFFERED     OFFERING       OFFERING
-----------                ---------------  ------------    ---------    ------------  ----------  ------------   ------------
-------------------------------------------------------------------------------------------------------------------------------
Bernadette                     5,047                                         1,165                     3,882           *
Borromeo-Charles
-------------------------------------------------------------------------------------------------------------------------------
Claude Charles                 30,280                                        6,988                     23,292          *
-------------------------------------------------------------------------------------------------------------------------------
Simon Conway-Smith             4,599                           4,599                                                  -0-
-------------------------------------------------------------------------------------------------------------------------------
Corral Capital Limited        494,339                                       116,981     377,358                       -0-
-------------------------------------------------------------------------------------------------------------------------------
Mr. Y.M. Fok                 1,430,833                                      338,594    1,092,239                      -0-
-------------------------------------------------------------------------------------------------------------------------------
Emily Harrow                  895,547                         200,000                                 695,547         2.4%
-------------------------------------------------------------------------------------------------------------------------------
Ms. T.A. Norris                8,472                           8,472                                                  -0-
-------------------------------------------------------------------------------------------------------------------------------
Paul Wilkins (1)              140,276         16,097          156,373                                                 -0-
-------------------------------------------------------------------------------------------------------------------------------
Versus International
Group Limited (2)            1,476,908                                      349,497    1,127,411                      -0-
-------------------------------------------------------------------------------------------------------------------------------
Winton Capital Holdings
Ltd.                          799,052                                       226,415     377,358       195,279          *
-------------------------------------------------------------------------------------------------------------------------------
Don McLaughlin (3)             7,500                                         7,500                                    -0-
-------------------------------------------------------------------------------------------------------------------------------


                                       10

-------------------------------------------------------------------------------------------------------------------------------
Dera Revel (3)                 3,000                                         3,000                                    -0-
-------------------------------------------------------------------------------------------------------------------------------
Montgomery Lands, Inc.         80,000                          80,000                                                 -0-
-------------------------------------------------------------------------------------------------------------------------------
Technology Resource
Partners                       32,328                          32,328                                                 -0-
-------------------------------------------------------------------------------------------------------------------------------
David Silver (3)              606,305                         590,000          `                       16,305          *
-------------------------------------------------------------------------------------------------------------------------------
Fraya Berg                    163,560                         163,560                                                 -0-
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
TOTALS                       6,178,046        16,097         1,235,332     1,050,140   2,974,366      934,305         2.4%
-------------------------------------------------------------------------------------------------------------------------------

----------
*     Less than one percent.

1. Mr. Paul Wilkins is an employee of the Company and has been since September of 1999, when the Company acquired MetaVisual Creations Limited ("MetaVisual"). Mr. Wilkins was a shareholder of MetaVisual prior to the acquisition and acquired his shares in the Company as a result of the acquisition. In addition, Mr. Wilkins and his wife are trustees of the Paul Gordon Wilkins 1999 Children's Settlement, which holds 16,097 shares of common stock of the Company.

2. Ajmal Khan, a former director of the Company, is a principal of Verus International Group Limited.

3. Don McLaughlin and Dera Revel were employees of the Company from November of 1999 through January 31, 2001. David Silver was an employee of the Company from March of 1993 until May of 2000 and is currently, and has been since June of 2000, a consultant to the Company.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that they may offer common stock at various times in one or more transactions on the American Stock Exchange, in private offerings, exchange distributions, secondary distributions, negotiated transactions or any combination of the foregoing. They may sell at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. We will not receive any part of the proceeds of sales of shares made hereunder by the selling stockholders. We may, however, receive proceeds from the exercise of outstanding warrants to purchase such shares.

      The selling stockholders may also use broker-dealers to sell their shares. In connection with any sales, the selling stockholders and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders or purchasers of the shares offered hereby (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders.

      The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principals. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

      We are responsible for all costs, expenses and fees incurred in registering the securities offered hereby, except for any brokerage commissions payable by the selling stockholders. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

                                  LEGAL MATTERS

      The validity of the common stock offered pursuant to this prospectus will be passed upon for us by McGuireWoods LLP, New York, New York. William A. Newman, a director of On2.com Inc., is a partner of McGuireWoods LLP.

                                     EXPERTS

      The audited financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                -----------------
                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

RISK FACTORS...................................................................1
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS...................6
WHERE YOU CAN FIND MORE INFORMATION............................................7
THE COMPANY....................................................................8
RECENT DEVELOPMENTS............................................................8
USE OF PROCEEDS................................................................9
SELLING STOCKHOLDERS...........................................................9
PLAN OF DISTRIBUTION..........................................................11
LEGAL MATTERS.................................................................12
EXPERTS.......................................................................12

                                5,259,838 SHARES


                                  ON2.COM INC.



                                  COMMON STOCK


                                 --------------
                                   PROSPECTUS
                                 --------------



                                February 28, 2001

                                  ON2.COM INC.

                       REGISTRATION STATEMENT ON FORM S-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number
------

Item 14           Other Expenses of Issuance and Distribution.

      The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except SEC fees are estimates.

SEC registration fee                            $   1,507.00
Legal fees and expenses                            20,000.00
Accounting fees and expenses                        3,000.00
Financial printers fees and expenses                3,500.00
Miscellaneous expenses                              1,493.00

Total                                           $  29,500.00
                                                ============

Item 15           Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of the Registrant's amended and restated certificate of incorporation and Article IX of the Registrant's bylaws authorize indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant maintains liability insurance for the benefit of its directors and certain of its officers.

      The above discussion of the DGCL and of the Registrant's amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Item 16           Exhibits.

Exhibit
Number
------

      5.1   Opinion of McGuireWoods LLP.

      23.1  Consent of Arthur Andersen LLP, independent public accountants.

      23.2  Consent of McGuireWoods LLP (included in Exhibit 5.1).

      24.1  Power of Attorney (included in signature page).


Item 17           Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on February 28, 2001. Each person whose signature appears below hereby appoints Douglas A. McIntyre as such person's true and lawful attorney, with full power for him to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                                          ON2.COM INC.


                                          By: /s/ Douglas A. McIntyre
                                          -------------------------------------
                                          Douglas A. McIntyre
                                          President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                   TITLE                     DATE
        ---------                   -----                     ----


/s/ Douglas A. McIntyre      President, Chief
---------------------------- Executive Officer and      February 28, 2001
(Douglas A. McIntyre)        Director


/s/ Daniel B. Miller         Founder, Chief Technology
---------------------------- Officer and Director       February 28, 2001
(Daniel B. Miller)


/s/ Mark J. Meagher          Executive Vice President
---------------------------- and Chief Financial        February 28, 2001
(Mark J. Meagher)            Officer


/s/ Stephen D. Klein         Director                   February 28, 2001
----------------------------
(Stephen D. Klein


/s/ William A. Newman        Director                   February 28, 2001
----------------------------
(William A. Newman)

/s/ Jack L. Rivkin           Director                   February 28, 2001
----------------------------
(Jack L. Rivkin)


/s/ Strauss Zelnick          Director                   February 28, 2001
----------------------------
(Strauss Zelnick)

                                INDEX TO EXHIBITS

Exhibit Number                Description
--------------                -----------

5.1   Opinion of McGuireWoods LLP.

23.1  Consent of Arthur Andersen LLP, independent public accountants.

23.2  Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1  Power of Attorney (included in signature page).